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Exhibit 10.13(3)

[EXECUTION]

SECOND AMENDMENT TO CREDIT AGREEMENT

        THIS SECOND AMENDMENT TO CREDIT AGREEMENT (herein called this "Amendment") made as of November 10, 2003 by and between FIELDSTONE MORTGAGE COMPANY, a Maryland corporation ("Borrower"), and GUARANTY BANK, a federal savings bank ("Lender"),

W I T N E S S E T H:

        WHEREAS, Borrower and Lender have entered into that certain Credit Agreement dated as of July 23, 2003 (as heretofore amended, the "Original Credit Agreement"), for the purposes and consideration therein expressed, pursuant to which Lender became obligated to make loans to Borrower as therein provided; and

        WHEREAS, Borrower and Lender desire to amend the Original Credit Agreement as provided herein;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Original Credit Agreement, in consideration of the loans which may hereafter be made by Lender to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.

Definitions and References

        § 1.1.    Terms Defined in the Original Credit Agreement.    Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Original Credit Agreement shall have the same meanings whenever used in this Amendment.

        § 1.2.    Other Defined Terms.    Unless the context otherwise requires, the following terms when used in this Amendment shall have the meanings assigned to them in this § 1.2.

          "Amendment" means this Second Amendment to Credit Agreement.

          "Amendment Documents" means, collectively, this Amendment and the confirmation by Guarantor with respect to this Amendment.

          "Credit Agreement" means the Original Credit Agreement as amended hereby.

          "Original Omnibus Certificate" means the Omnibus Certificate dated July 23, 2003 executed and delivered by officers of Borrowers pursuant to the Original Credit Agreement.

ARTICLE II.

Amendments to Original Credit Agreement

        § 2.1.    Existing Defined Terms.    The definition of Total Debt in Section 1.1 of the Original Credit Agreement is hereby amended in its entirety to read as follows:

          "'Parent' means Fieldstone Holdings Corp., a Delaware corporation; provided that upon the merger of Fieldstone Holdings Corp. into New Parent, and the execution and delivery by Fieldstone Investment Corporation of a Guaranty in the form of Annex I hereto and a Subordination Agreement in the form of Annex II hereto to Lender, Parent shall mean New Parent."

          "'Total Debt' of any Person means, as of any date, all amounts which would be included as liabilities on a Consolidated balance sheet of such Person as of such date prepared in accordance with GAAP, excluding Permitted Securitizations."

        § 2.2.    New Defined Terms.    The following new definitions are hereby added to Section 1.1 of the Original Agreement in appropriate alphabetical order:

          "'Calculation Adjustment Date' means the date on which the merger described in the definition of Permitted Transactions is consummated."

          "'New Parent' means Fieldstone Investment Corporation, a Maryland corporation and wholly-owned subsidiary of Fieldstone Holdings Corp."

          "'Permitted Transactions' means the transfer by Borrower to New Parent of certain Mortgage Notes and related property owned by Borrower which are not part of the Collateral as part of the transition of New Parent into originating and funding its own mortgage loans, and the merger of New Parent into Fieldstone Holdings Corp., with New Parent being the surviving corporation."

        § 2.3.    Liquidations, Consolidations and Dispositions of Substantial Assets.    Section 6.5 of the Original Credit Agreement is hereby amended in its entirety to read as follows:

          "Section 6.5    Liquidations, Consolidations and Dispositions of Substantial Assets.    No Related Person shall dissolve or liquidate or sell, transfer, lease or otherwise dispose of any material portion of their property or assets or business; provided, however, nothing in this Section 6.5 shall be construed to prohibit any Related Person from selling rights to service mortgage loans and pools of mortgage loans or Mortgage Note in the ordinary course of their business or making transfers of Mortgage Notes and related property to New Parent as part of the Permitted Transaction."

        § 2.4.    Transactions with Affiliates.    Section 6.9 of the Original Credit Agreement is hereby amended in its entirety to read as follows:

          "Section 6.9    Transactions with Affiliates.    Borrower shall not enter into any transactions including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the SPE) except sales of Mortgage Notes to New Parent as part of the Permitted Transaction, unless such transactions are otherwise permitted under this Agreement, are in the ordinary course of Borrower's business and are upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm's length transaction with a Person not an Affiliate."

        § 2.5.    Financial Covenants.    Sections 6.13 through 6.15 of the Original Credit Agreement are hereby amended in their entirety to read as follows:

          "Section 6.13    Minimum Adjusted Tangible Net Worth.    As of the end of each calendar month prior to the Calculation Adjustment Date, the Consolidated Adjusted Tangible Net Worth of Borrower shall not be less than $20,000,000. As of the end of each calendar month ending on or after the Calculation Adjustment Date, the Consolidated Adjusted Tangible Net Worth of New Parent shall not be less than $200,000,000.

          Section 6.14    Total Debt to Adjusted Tangible Net Worth Ratio.    Prior to the Calculation Adjustment Date, the ratio of the Consolidated Total Debt of Borrower (excluding amounts outstanding under uncommitted repurchase lines) to the Consolidated Adjusted Tangible Net Worth of Borrower shall never be more than 25.0 to 1.0. Thereafter, the ratio of the Consolidated Total Debt of New Parent (excluding amounts outstanding under uncommitted repurchase lines) to the Consolidated Adjusted Tangible Net Worth of New Parent shall never be more than 15.0 to 1.0.

          Section 6.15    Profitability.    As of the end of each Fiscal Quarter ending prior to the Fiscal Quarter during which the Calculation Adjustment Date occurs, Borrower's Consolidated net income for the period of two consecutive Fiscal Quarters of Borrower then ended shall not be less than $1 as of the end of each Fiscal Quarter. Thereafter, New Parent's Consolidated net income for the period of two consecutive Fiscal Quarters of New Parent then ended shall not be less than $1 as of the end of each Fiscal Quarter."

        § 2.6.    New Parent Guaranty.    Upon the merger of Fieldstone Holdings Corp. into New Parent, Borrower shall deliver to Lender an absolute and unconditional guaranty by New Parent, in the form of Annex I hereto together with (a) written evidence satisfactory to Lender and its counsel that it has taken all corporate action necessary to duly approve and authorize its execution, delivery and performance of such guaranty, and (b) an opinion of its counsel as to the due organization of New Parent and the due authorization execution, delivery and enforceability of such guaranty, and such other matters as Lender may reasonably request.

ARTICLE III.

Conditions of Effectiveness

        § 3.1.    Effective Date.    This Amendment shall become effective as of the date first above written when and only when Lender shall have received, at Lender's office,

          (a)   a duly executed counterpart of this Amendment,

          (b)   a duly executed Consent and Agreement in the form of Exhibit A hereto,

          (c)   a duly executed certificate of the president—chief executive officer and secretary of Borrower certifying that (i) resolutions of its board of directors attached to the Original Omnibus Certificate authorizing the execution, delivery, and performance of this Amendment and identifying the officers authorized to sign such instrument are in full force and effect, (ii) the specimen signatures of the officers so authorized which were attached to the Original Omnibus Certificate are true and correct, and (iii) the charter and bylaws of Borrower attached to the Original Omnibus Certificate have not been amended since the date of such Certificate,

          (d)   all fees and reimbursements required to be paid by Borrower to Lender pursuant to any Loan Document or otherwise due Lender, including all fees and disbursements of Lender's attorneys, and

          (e)   each other document to be executed and delivered by Borrower pursuant hereto or thereto.

ARTICLE IV.

Representations and Warranties

        § 4.1.    Representations and Warranties of Borrower.    In order to induce Lender to enter into this Amendment, Borrower represents and warrants to Lender that:

          (a)   The representations and warranties contained in Article IV of the Original Credit Agreement are true and correct at and as of the time of the effectiveness hereof;

          (b)   Borrower is duly authorized to execute and deliver this Amendment and the other Amendment Documents and is and will continue to be duly authorized to borrow and to perform its obligations under the Credit Agreement. Borrower has duly taken all corporate action necessary to authorize the execution and delivery of this Amendment and the other Amendment Documents and to authorize the performance of the obligations of Borrower hereunder and thereunder;

          (c)   The execution and delivery by Borrower of this Amendment and the other Amendment Documents, the performance by Borrower of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby do not and will not conflict with any provision of law, statute, rule or regulation or of the articles of incorporation and bylaws of Borrower, or of any material agreement, judgment, license, order or permit applicable to or binding upon Borrower, or result in the creation of any lien, charge or encumbrance upon any assets or properties of Borrower. Except for those which have been duly obtained, no consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by Borrower of this Amendment and the other Amendment Documents or to consummate the transactions contemplated hereby and thereby;

          (d)   When duly executed and delivered, each of this Amendment and the other Amendment Documents will be a legal and binding instrument and agreement of Borrower, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency and similar laws applying to creditors' rights generally and by principles of equity applying to creditors' rights generally; and

          (e)   The audited annual Consolidated financial statements of Borrower dated as of December 31, 2002 and the unaudited monthly Consolidated financial statements of Borrower dated as of August 31, 2003 fairly present the Consolidated financial position at such dates and the Consolidated statement of operations and the changes in Consolidated financial position for the periods ending on such dates for Borrower. Copies of such financial statements have heretofore been delivered to Bank. Since such dates no material adverse change has occurred in the financial condition or businesses or in the Consolidated financial condition or businesses of Borrower.

ARTICLE V.

Miscellaneous

        § 5.1.    Ratification of Agreement.    The Original Credit Agreement as hereby amended is hereby ratified and confirmed in all respects. Any reference to the Credit Agreement in any Loan Document shall be deemed to refer to this Amendment also. The execution, delivery and effectiveness of this Amendment and the other Amendment Documents shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lender under the Credit Agreement or any other Loan Document nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document.

        § 5.2.    Survival of Agreements.    All representations, warranties, covenants and agreements of Borrower herein shall survive the execution and delivery of this Amendment and the performance hereof, and shall further survive until all of the Obligations are paid in full. All statements and agreements contained in any certificate or instrument delivered by Borrower hereunder or under the Credit Agreement to Lender shall be deemed to constitute representations and warranties by, or agreements and covenants of, Borrower under this Amendment and under the Credit Agreement.

        § 5.3.    Loan Documents.    This Amendment and the other Amendment Documents are each a Loan Document, and all provisions in the Credit Agreement pertaining to Loan Documents apply hereto and thereto.

        § 5.4.    Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of Texas and any applicable laws of the United States of America in all respects, including construction, validity and performance.

        § 5.5.    Counterparts; Fax.    This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment. This Amendment may be duly executed by facsimile or other electronic transmission.

        THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

        THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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        IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

FIELDSTONE MORTGAGE COMPANY
By:	/s/ PATRICK E. MONAHAN Patrick E. Monahan Senior Vice President
GUARANTY BANK
By:	/s/ JENNY RAY STILWELL Jenny Ray Stilwell Vice President

EXHIBIT A

CONSENT AND AGREEMENT

        FIELDSTONE HOLDINGS CORP. hereby consents to the provisions of this Amendment and the transactions contemplated herein, and hereby ratifies and confirms the Guaranty and the Subordination Agreement, each dated as of July 23, 2003 and made by it for the benefit of Lender, and agrees that its obligations and covenants thereunder are unimpaired hereby and shall remain in full force and effect.

FIELDSTONE HOLDINGS CORP.
By:	/s/ PATRICK E. MONAHAN Patrick E. Monahan Senior Vice President

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SECOND AMENDMENT TO CREDIT AGREEMENT
ARTICLE I. Definitions and References
ARTICLE II. Amendments to Original Credit Agreement
ARTICLE III. Conditions of Effectiveness
ARTICLE IV. Representations and Warranties
ARTICLE V. Miscellaneous